Exhibit 99.1

APPROVED BY:
Steve Neil
Chief Financial Officer
(925) 969-7000

Contacts:
Investors & Media
EVC Group
Douglas Sherk, 415-652-9100
Jennifer Beugelmans, 415-896-6820

FOR IMMEDIATE RELEASE

OCULAR SCIENCES REPORTS CONTINUED GROWTH IN FIRST QUARTER 2004

• Revenue Grows 14%; International Revenue Grows 29%

• Net Income Prior to Manufacturing Consolidation Expenses Grows 26%

• Year-over-Year Gross Margins Improve More Than 300 Basis Points

CONCORD, CA, May 4, 2004—Ocular Sciences, Inc. (NASDAQ: OCLR) today announced first quarter net sales of $80.6 million, up 14% (6.2% in constant currency) over the same period one year ago. Net income for the quarter was $6.0 million, or $0.24 per diluted share. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program announced in the fourth quarter of 2002, net income for the quarter was $8.6 million, or $0.34 per diluted share. The first quarter performance compares with net revenue of $70.7 million and net income of $5.9 million, or $0.25 per diluted share for the first quarter of 2003. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program, net income for the first quarter of 2003 was $6.9 million, or $0.29 per diluted share. Fully diluted shares outstanding were 25.4 million as of March 31, 2004 compared with 23.9 million as of March 31, 2003.

     “We are pleased with our execution in our three key areas of focus: growing our international presence, expanding our specialty lens product lines and reducing manufacturing costs,” said Stephen J. Fanning, President and CEO of Ocular Sciences.

     “When we embarked upon this strategy in 2000, international sales comprised only 34% of our total revenue, compared with this quarter when they represented 61% of our revenue,” continued Mr. Fanning. “Total international sales grew 29% (14% constant currency) as sales increased in Europe by 28% and in Japan by 29%, the second and third largest contact lens markets in the world and we believe we continue to be the fastest growing major contact lens manufacturer in both of these markets.

     Likewise, our growth in the specialty lens category also illustrates our success in executing this strategy. In 2000, this category was less than 5% of our revenue, but grew to represent approximately 36% of our revenue in the first quarter of 2004. In addition, our specialty disposable Toric and daily disposable products, two of the largest and fastest growing specialty lens categories, continue to grow much faster than the overall market in their respective categories. Toric lens revenue grew 70%, more than twice the rate that we believe the market is growing, and now represents more than 10% of our total revenue. Daily disposable lens revenue grew more than 50% and now represents more than 17% of total revenue.

     “Our third area of focus...reduced manufacturing costs...resulted in a 310 basis point improvement in gross margin from the first quarter 2003 gross margin. Our improved first quarter gross margin reflects the lower cost of goods sold on both our daily and Toric lenses that we have achieved as a result of the manufacturing consolidation program, which is substantially completed. The significance of this program is demonstrated by the fact that we realized a demonstrated improvement in gross margin in the quarter when our lower margin daily disposable lenses grew dramatically,” added Mr. Fanning.

     “Investment in R&D and new product development continued in the first quarter. We will be launching a new specialty sphere product late in the second quarter with a great deal of marketing support. The new sphere, which gives better vision and comfort, is designed with aspheric optics and a new patented edge shape. It is the first of several new products we will be launching over the next year. These launches, as well as significantly expanded distribution of the disposable Toric, will support our strategy to increase our U.S. disposable lens growth rate, a key focus for us going forward. Our U.S. two week disposable spherical lens sales were down in the quarter as customers, especially those with proprietary brands, started to reduce their inventories in advance of the new product launch,” said Mr. Fanning.

     “Operating expenses, before restructuring charges, as a percentage of revenue increased slightly, as planned, from the year ago period,” commented Steven M. Neil, CFO of Ocular Sciences. “We are investing in selling and marketing programs as we drive our global commercial operations to realize sustainable double digit sales growth for the foreseeable future. For example, during the quarter, we more than doubled our planned 2004 new set introductions of Toric lenses into the U.S. market, which will facilitate market share growth. Overall, R&D expenses increased 31% to support our accelerated new product development efforts.

     “Including these investments, our operating income prior to restructuring and related expenses grew 38%, which is more than twice our sales growth rate. And, even with an increase in our effective tax rate from 19.5% to 22% we still generated 26% earnings growth, prior to restructuring and related expenses, during the quarter,” Mr. Neil continued. “Our earnings growth, combined with a continued focus on managing our working capital, resulted in cash flow from operations of more than $20 million during the quarter and free cash flow generation of $12.2 million.”

     The Company’s balance sheet continued to improve with nearly $50 million in cash and equivalents as of March 31, 2004. Inventory levels continued to decline and were down by approximately $9.2 million from the end of the first quarter last year, despite higher sales levels. Inventory turns remained at just over two turns, comparable to the turnover in the prior quarter and significantly improved from 1.7 turns a year ago. Debt was reduced to $13.7 million as of March 31, 2004, a $3.6 million decline from the beginning of the year and days sales outstanding declined to 63 days versus 68 days a year ago. Capital expenditures for the quarter totaled $7.9 million and were primarily devoted to expanding manufacturing capacity for Toric lenses and daily disposable lenses.

     “As we execute our plan to build profitable growth, we are realizing the benefits of our investments in the manufacturing consolidation program as well as in programs to boost sales in international and domestic markets” said John Fruth, Chairman of the Board of Ocular Sciences. “Demand for contact lenses continues to grow and our products, especially in the specialty Toric and daily disposable segments, are very successful. We anticipate that our new specialty sphere products will be equally successful and will lead to U.S. sales growth that will outpace the market for the two week category. These products, when combined with the more than doubling of the Toric product kits shipped to eye care professionals fitting the lens, and the planned launch of subsequent new products in the near term into the U.S., should enable us to generate solid overall growth in the U.S. in the not too distant future. We will also continue to explore strategic uses of our cash position designed to increase shareholder return including stock buyback programs, geographic acquisitions and dividends.”

Guidance

     The Company provided updated guidance for the full year ending December 31, 2004. Sales are expected to grow 8 to 10% in constant currency and gross margins are expected to be in the 56% to 57% range. The manufacturing transition program initiated in December 2002 is expected to be completed during 2004, and $8 to $10 million in related pre-tax manufacturing consolidation expenses are expected to be incurred during the year. While operating margins are expected to improve, the Company plans to nearly double its investment in product development from 2003 levels, focusing largely on continuous wear, silicone-hydrogel product development with a targeted market launch in 2005. The Company also anticipates increasing its investments in sales and marketing at a rate slightly greater than sales growth in order to support a sustainable double-digit sales growth rate for the foreseeable future. The effective tax rate, prior to expenses incurred in the manufacturing consolidation program, is expected to be approximately 22%, compared with 19.5% in 2003, due to increased international income generated in higher tax rate jurisdictions. Earnings per share for 2004 before restructuring costs are expected to be $1.73 to $1.76 per share assuming 25 million fully diluted shares outstanding. Earnings per share for 2004 including restructuring costs are expected to be $1.33 to $1.40. The Company expects cash flow from operations of approximately $60 to $63 million and free cash flow of $22 to $25 million.

Use of Non-GAAP Measures

     The Company believes that non-GAAP measures of operating expenses, net income and earnings per share before restructuring and other charges are appropriate measures for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to the restructuring costs associated with the manufacturing transition program announced in December 2002, and, in turn, allows them to compare the Company’s results of operations with those of other companies on a more comparable basis. The Company also believes that the use of a free cash flow measure is appropriate information because it provides investors and others with a measure of cash generated by the Company which could be available to fund on going operations, repay creditors and generate returns to shareholders.

Conference Call

     Ocular will host a conference call and webcast today, Tuesday, May 4, 2004 at 4:30 p.m. ET to discuss the Company’s first quarter results, outlook for 2004 and current corporate developments. The dial in number for the conference call is 800-218-0204 for domestic participants and 303-262-2175 for international participants.

     A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 9:00 p.m. ET on Tuesday, May 11, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay callers should use passcode 575778#. To access the live webcast of the call, go to Ocular’s website at www.ocularsciences.com and click on the Investors icon. An archived webcast will also be available at www.ocularsciences.com.

Safe Harbor Statement

     This release contains forward-looking statements including the Company’s beliefs about its business prospects and future results of operations, including expected reduction in production costs, completion of its manufacturing transition program, growth in U.S. and international markets, category growth in disposable Torics and disposable dailies, the effect of expected investments in sales and marketing, planned product launches and expected sales, operating income and other results for 2004. These statements involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, effective income tax rates including the effect of the current IRS audit, the impact of competitive products and pricing, product demand both domestically and overseas, market receptiveness to new product launches, extended manufacturing difficulties, customer bad debts, currency fluctuations, changes in the anticipated earnings of the Company and other factors detailed in the Company’s filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake any obligation to update them.

About Ocular Sciences, Inc.

Ocular Sciences, Inc. manufactures a broad line of high quality, competitively priced soft contact lenses marketed directly to eye-care practitioners. The Company’s lenses are brand and product differentiated by distribution channel, and Ocular’s unique lens technology makes thinner lenses that are easier to handle and more comfortable to wear than those of leading competitors.

(tables to follow)

OCULAR SCIENCES, INC.
(All information is unaudited)
(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2004	2003
Net sales	$80,623	$70,691
Cost of sales	35,428	33,214

Gross profit	45,195	37,477
Selling and marketing expenses	23,758	20,373
General and administrative expenses	7,411	6,876
Research and development expenses	2,249	1,716
Restructuring and related expenses	3,074	1,186

Total operating expenses	36,492	30,151

Income from operations	8,703	7,326
Interest expense	(160)	(192)
Interest income	142	71
Other income/(expense), net	(695)	146

Income before taxes	7,990	7,351
Provision for income taxes	1,998	1,433

Net income	$5,992	$5,918

Net income per share data:
Diluted net income per share	$0.24	$0.25

Weighted average common and dilutive potential common shares outstanding	25,402	23,913

CONSOLIDATED BALANCE SHEET DATA

	As of
	March 31,	December 31,
	2004	2003
Cash and cash equivalents	$49,757	$34,187
Total assets	398,867	399,308
Total debt	13,731	17,288
Total stockholders’ equity	315,444	301,845

Note: Certain prior year amounts have been reclassified to conform with current year presentation.

OCULAR SCIENCES, INC.
(All information is unaudited)
(In thousands, except per share data)

NON GAAP DATA AND RECONCILIATIONS

	Three Months Ended
	March 31,
	2004	2003
Operating Income
Income from operations	$8,703	$7,326
Restructuring and related expenses	3,074	1,186

Operating income before restructuring and related expenses	$11,777	$8,512

Operating income as a percentage of sales	14.6%	12.0%
Free Cashflow
Net cash provided by operating activities	$20,119	$11,522
Capital expenditures	(7,871)	(6,153)

Free cash flow	$12,248	$5,369

EPS
Income before taxes	$7,990	$7,351
Restructuring and related expenses, before taxes	3,074	1,186

Income before restructuring and related expenses and taxes	11,064	8,537
Tax rate excluding restructuring and related expenses	22.0%	19.5%
Net income excluding restructuring and related expenses	$8,630	$6,872

EPS excluding restructuring and related expenses	$0.34	$0.29

After-tax impact of restructuring and related expenses	2,638	954

GAAP net income	$5,992	$5,918

GAAP EPS	$0.24	$0.25

Weighted average diluted shares	25,402	23,913